UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2008

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

0-21898

(Commission File Number)

Delaware	46-0408024
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

201 South Lake Avenue, Suite 703, Pasadena, California 91101

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (626) 304-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.	Entry into a Material Definitive Agreement.

On Monday, January 14, 2008, Insert Therapeutics, Inc. (“Insert”) and Calando Pharmaceuticals, Inc. (“Calando”), both majority owned subsidiaries of Arrowhead Research Corporation (the “Company”), entered into an Agreement and Plan of Reorganization (the “Merger Agreement”), pursuant to which Calando is to merge with and into Insert, with Insert continuing as the surviving corporation (the “Merger”).

Recapitalization of Insert and Calando. Among other things, the Merger is conditioned upon the recapitalization of Insert and Calando to eliminate the preferred stock of each company. In the Insert recapitalization, immediately before the effective time of the Merger, each share of Insert Series B Preferred Stock, Series C Preferred Stock and Series C-2 Preferred Stock will be converted into one share of common stock, par value $0.0001 per share, of Insert (the “Insert Common Stock”). All warrants outstanding for the purchase of Insert Series D Preferred Stock will become exercisable for a like number of shares of Insert Common Stock. In the Calando recapitalization, immediately before the effective time of the Merger, each share of Calando Series A Preferred Stock will be converted into one share of Calando common stock, par value $0.0001 per share (the “Calando Common Stock”).

Merger Share Exchange. At the effective time of the Merger, each issued and outstanding share of Calando Common Stock, other than shares owned by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law, will be canceled and will be automatically converted into the right to receive shares of Insert Common Stock based on the relative valuation of Insert to Calando of 1 to 1.5, or a Merger share exchange ratio of 5.974126 shares of Insert Common Stock issued for each share of Calando Common Stock. Outstanding options to acquire Calando Common Stock will be converted into an option to acquire approximately 5.974126 shares of Insert Common Stock.

Terms of the Merger Agreement. Insert and Calando have made representations, warranties and covenants to one another in the Merger Agreement, which will expire at the effective time of the Merger. Consummation of the Merger is conditioned upon, among other things: (i) the representations and warranties of each party to the Merger Agreement being true in all material respects as of the closing; (ii) the performance or satisfaction in all material respects of all covenants and conditions of each party to the Merger Agreement; (iii) the completion of the recapitalization of Insert and Calando; (iv) the approval by a majority of Insert’s and Calando’s stockholders (excluding the Company), and (v) the satisfaction of certain other customary closing conditions.

Potential Termination or Modification of Certain Agreements. If the Merger is approved, the following agreements to which the Company is a party will terminate: (i) Insert’s Right of First Refusal and Co-Sale Agreement, relating to Insert, dated as of June 4, 2004, (ii) Insert’s Voting Agreement, dated as of June 4, 2004, (iii) Calando’s Amended and Restated Investors’ Rights Agreement, dated as of March 31, 2006, (iv) Calando’s Amended and Restated Voting Agreement, dated as of March 31, 2006, and (v) Calando’s Right of First Refusal and Co-Sale Agreement, dated as of March 31, 2006. Upon the effective date, the license agreement between Insert and Calando, dated as of March 14, 2005, pursuant to which Insert granted Calando worldwide exclusive rights to Insert’s intellectual property related technologies, and a broad patent application covering methods and uses for the therapeutic use of RNAi, including its linear cyclodextrin polymers, will terminate.

If the Merger is approved, pursuant to its terms, Insert will enter into an Amended and Restated Investors’ Rights Agreement (the “Restated Investors’ Rights Agreement”), restating Insert Investors’ Rights Agreement, dated as of June 4, 2004, as amended by Amendment No. 1 to Investors’ Rights Agreement, dated as of March 30, 2005, and as further amended by Amendment No. 2 to Investors’ Rights Agreement, dated as of October 25, 2006.

If the Merger is approved, the Calando Agreement to Provide Additional Capital, dated as of March 31, 2006, between Calando and the Company will be amended and terminated to accelerate the payment of the remaining $6,000,000 payable thereunder, against receipt of the repayment of the principal and interest on all loans extended by the Company to either Insert or Calando ($4,000,000 principal as of the date of filing).

If the Merger is approved, the Company will own 66.5% of the outstanding shares of the combined company (61% on a fully diluted basis).

The Merger was unanimously approved by the board of directors of each of Insert and Calando, and Insert and Calando have solicited the approval of the Merger by their respective stockholders.

The above is a brief summary of the Merger Agreement and transaction contemplated pursuant to the Merger. The above summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 10.1, which Merger Agreement is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Agreement and Plan of Reorganization, between Insert and Calando, dated as of January 14, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 18, 2008

ARROWHEAD RESEARCH CORPORATION

By:	/s/ Paul C. McDonnel
Paul C. McDonnel, Chief Financial Officer